Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: STEPHANIE CLARKE
DECEMBER 2, 2008	415-381-8198
steph@hamiltoninkpr.com

BANK OF MARIN BANCORP SELECTED TO PARTICIPATE IN
U.S. TREASURY CAPITAL PURCHASE PROGRAM

Novato, CA --- Bank of Marin Bancorp, (Nasdaq: BMRC), parent company of Bank of Marin, announced today it has been selected to participate in the U.S. Department of the Treasury’s voluntary Capital Purchase Program.  This program is available to strong and healthy financial institutions and will allow Bank of Marin to increase credit availability to businesses and consumers within our community.

“Bank of Marin Bancorp is in a strong financial position and is considered a “well capitalized” institution with a total risk-based capital ratio of 11.6% as of September 30, 2008.  We believe it to be prudent in these economic times to further strengthen our existing solid capital base,” stated Russell A. Colombo, President and Chief Executive Officer of Bank of Marin. “Being selected to participate in this program is an important recognition of our strength and stability.  Additional capital will allow us to expand our already very successful strategy of responsible relationship lending within our communities which in turn supports local economic activity," Mr. Colombo further added.

On the anticipated funding date of December 5, Bank of Marin Bancorp plans to issue the Treasury approximately $28 million in senior preferred shares with a 5% coupon for 5 years and 9% thereafter. Warrants to purchase 154,242 shares of common stock at a per share exercise price of $27.23 will be attached and immediately exercisable. The warrants expire 10 years after the issuance date. The securities issued to the Treasury will be accounted for as components of regulatory Tier 1 capital. With the addition of this capital, Bank of Marin’s risk-based capital will exceed 14%.

Bank of Marin assets were $985 million as of September 30, 2008. The bank operates twelve branch offices; one in Sausalito, two in Mill Valley, one in Corte Madera, three in San Rafael, two in Novato, three in Petaluma, and a commercial loan production office in San Francisco. The Bank’s Administrative offices are located in Novato and its Wealth Management Services are located in Corte Madera, Novato and Petaluma.  For more information, visit Bank of Marin at www.bankofmarin.com.